Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Petro Kacur T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301
THE COCA-COLA COMPANY REPORTS
FULL-YEAR AND FOURTH QUARTER 2013 RESULTS
2% global volume growth for the full year
Worldwide brand Coca-Cola growth of 1% for the full year
Global value share gains in nonalcoholic ready-to-drink beverages with volume and value share gains in core sparkling and still beverages for the full year
Full-Year and Fourth Quarter 2013 Highlights

•	Global volume grew 2% for the full year and 1% for the fourth quarter.

•
Reported net revenues declined 2% for the full year and 4% for the fourth quarter. Excluding the impact of structural changes, comparable currency neutral net revenues grew 3% for the full year and 4% for the fourth quarter.

•
Reported operating income declined 5% for the full year and 4% for the fourth quarter. Excluding the impact of structural changes, comparable currency neutral operating income grew 6% for the full year, in line with our long-term growth target, and 6% for the fourth quarter.

•	Currency was a 2% headwind on comparable net revenues and a 4% headwind on comparable operating income for the full year.

•
Full-year reported EPS was $1.90, down 3%, and comparable EPS was $2.08, up 3%. Comparable currency neutral EPS was up 8% for the full year. Fourth quarter reported EPS was $0.38, down 7%, and comparable EPS was $0.46, up 2%. Comparable currency neutral EPS was up 7% for the fourth quarter.

•	We are expanding our previously announced productivity and reinvestment program to generate an incremental $1 billion in productivity by 2016 to drive increased media investments in our brands.

•
As announced on Feb. 5, 2014, we signed an agreement together with Green Mountain Coffee Roasters to collaborate on the development and introduction of our global brand portfolio for use in the forthcoming Keurig Cold™ at-home beverage system.

ATLANTA, Feb. 18, 2014 – The Coca-Cola Company today reported full-year and fourth quarter 2013 results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “2013 was marked by ongoing global macroeconomic challenges in many markets around the world. And while our business was not immune to these pressures leading to moderated global volume growth, we delivered sound financial results in line with our long-term profit targets and gained global value share in total nonalcoholic ready-to-drink beverages as well as global volume and value share in core sparkling and still beverages for the year.
“While we move forward in what remains an uncertain global economy, the long-term fundamentals driving our business and industry have not changed. A rising middle class, greater urbanization and increasing personal consumption expenditures in markets around the world will continue to drive greater demand for our beverages as consumers look for moments of refreshment. As we work to restore momentum in our business during 2014, we see many reasons to believe we can accelerate our growth and achieve our 2020 Vision. We are committed to accelerating marketing investments in our brands, further advancing our innovation strategies and maximizing productivity and reinvestment for growth. All of us at The Coca-Cola Company remain resolute in our commitment to deliver results in line with our long-term growth model and 2020 Vision for sustainable value and success.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 2% for the full year and 1% for the fourth quarter. While economic, political and environmental conditions across various regions impacted consumer spending and overall nonalcoholic ready-to-drink (NARTD) beverage industry performance during the year, we grew global value share in NARTD beverages, with volume and value share gains in core sparkling and still beverages for the year, supported by the strongest portfolio of brands in the industry. The Company reported solid volume growth for the full year in certain developed markets, including Germany (+2%), the Northwest Europe and Nordics business unit (+1%) and Japan (+1%). Our China and India businesses both grew slower than in recent years amidst slowing economic environments, but saw stronger performance in the second half of the year due to a focus on execution and normalized weather.
Despite global volume growth below our expectations and long-term growth target, we delivered sound financial results for the full year. Excluding the impact of structural changes, primarily the deconsolidation of certain Company-owned bottling operations, the Company delivered comparable currency neutral net revenue growth of 3%, capturing global price/mix of 1%. Importantly, excluding the impact of structural changes, we grew comparable currency neutral operating income 6% for 2013. We also grew comparable currency neutral EPS 8% for the year. Both of these profit growth rates are in line with our long-term targets. In 2013, we returned $8.5 billion in cash to our shareowners through dividends and net share repurchases. This performance underscores our ability to generate sound financial results even in a challenging year.
Worldwide sparkling beverage volume was up 1% for the year, led by brand Coca-Cola, and was even for the fourth quarter. Growth for the year was broad based across our sparkling portfolio, including Fanta and Sprite, enabling us to capture global core sparkling volume share for the eighth consecutive year. We continued to drive innovation in our portfolio, launching Coca-Cola Life, a naturally sweetened mid-calorie cola, in Argentina and Chile. We grew worldwide still beverage volume 5% for the full year and 6% for the fourth quarter, with growth across multiple beverage categories, including juices and juice drinks, ready-to-drink teas, packaged water, sports drinks and energy drinks.

OPERATING REVIEW

	Three Months Ended December 31, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income	Comparable Currency Neutral Operating Income Excluding Structural

Total Company	1	(4)	(4)	1	6

Eurasia & Africa	6	1	(11)	(2)
Europe	1	11	(11)	(6)
Latin America	—	(1)	(2)	13
North America	(1)	—	—	(12)
Pacific	4	(10)	7	16
Bottling Investments	(29)	(25)	(153)	(60)

	Three Months Ended December 31, 2013
	% Favorable / (Unfavorable)
	Concentrate Sales/ Reported Volume *	Price/Mix	Currency	Structural Changes	Net Revenues	Comparable Currency Neutral Net Revenues	Comparable Currency Neutral Net Revenues Excluding Structural

Total Company	2	1	(2)	(5)	(4)	(1)	4

Eurasia & Africa	6	2	(7)	—	1	9
Europe	1	7	3	—	11	8
Latin America	2	10	(11)	(2)	(1)	11
North America	—	1	(1)	—	—	—
Pacific	3	(5)	(9)	1	(10)	(1)
Bottling Investments	8	1	—	(34)	(25)	(25)
* Represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only and is computed on a reported basis.

	Year Ended December 31, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income	Comparable Currency Neutral Operating Income Excluding Structural

Total Company	2	(2)	(5)	4	6

Eurasia & Africa	7	2	1	9
Europe	(1)	4	(3)	(1)
Latin America	1	2	1	12
North America	—	—	(6)	(3)
Pacific	3	(7)	(2)	6
Bottling Investments	(17)	(14)	(18)	—

	Year Ended December 31, 2013
	% Favorable / (Unfavorable)
	Concentrate Sales/ Reported Volume *	Price/Mix	Currency	Structural Changes	Net Revenues	Comparable Currency Neutral Net Revenues	Comparable Currency Neutral Net Revenues Excluding Structural

Total Company	2	1	(2)	(3)	(2)	—	3

Eurasia & Africa	7	2	(7)	—	2	9
Europe	(1)	5	—	—	4	4
Latin America	1	10	(8)	(1)	2	10
North America	—	1	—	(1)	—	—
Pacific	5	(4)	(6)	(2)	(7)	—
Bottling Investments	4	1	(1)	(18)	(14)	(13)
* Represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only.

Eurasia & Africa

•
Our Eurasia and Africa Group grew volume 6% in the quarter. All five of the group’s business units delivered volume growth for the quarter and full year, even with social unrest and challenging macroeconomic environments in certain markets. During the quarter, we gained volume share in NARTD beverages, with share gains in sparkling beverages, juices and juice drinks and sports drinks. Sparkling beverage volume grew mid single digits in the quarter, led by brand Coca-Cola, as we focused on driving executional capabilities in the marketplace and leveraging our marketing platforms including the Sochi Olympics and “Share a Coke”.

•
Reported operating income declined 11% in the quarter with comparable currency neutral operating income down 2% in the quarter, reflecting volume growth and positive price/mix offset by the timing of certain operating expenses. Reported operating income increased 1% for the full year. Comparable currency neutral operating income increased 9% for the full year, driven by revenue growth across most business units, partially offset by investments in our brands.

Europe

•
For the quarter, our Europe Group's volume grew 1% representing a sequential improvement versus the third quarter year-to-date results, with our sparkling beverage volume also growing 1% in the quarter. While there has been some improvement in our performance, we are still seeing ongoing macroeconomic uncertainty and weak consumer confidence impacting consumer spending, particularly in the southern region of Europe.  We continue to focus on our share positions with the Europe Group maintaining volume share in NARTD beverages and gaining volume and value share in core sparkling beverages and sports drinks.

•
The consolidation of the innocent branded juice and smoothie business contributed significantly to the group’s price/mix and thus net revenues in both the quarter and the year. However, it contributed less meaningfully to the group’s operating income due to the higher cost of goods sold associated with a finished goods business and our level of investment as we continue to build and expand the business.

•
Reported operating income declined 11% in the quarter, with comparable currency neutral operating income down 6% in the quarter. The decline in comparable currency neutral operating income in the quarter was primarily due to cycling the impact of the timing of operating expenses in the prior year quarter. For the full year, reported operating income declined 3%. Comparable currency neutral operating income declined 1% for the full year, reflecting the decline in volume.

Latin America

•
Our Latin America Group's volume was even in the quarter with the group gaining volume share in NARTD beverages, resulting in the ninth consecutive year of share gains. However, sparkling beverage volume was down 3% as the category’s performance moderated primarily due to ongoing economic challenges, particularly in Mexico and Brazil, while we maintained volume share in sparkling beverages.

•
Reported operating income decreased 2% in the quarter, with comparable currency neutral operating income up 13%, reflecting favorable pricing across all business units in the group coupled with volume growth in the Latin Center and South Latin business units, partially offset by investments in our brands. Comparable currency neutral operating income increased 12% for the full year, reflecting volume growth and strong pricing for the group, partially offset by continued investments in the business, including investments related to the 2014 FIFA World CupTM.

North America

•
We gained volume and value share in NARTD beverages in the fourth quarter, while our volume was down 1%. The overall NARTD industry in North America continued to be impacted by a challenging external environment. While our sparkling beverage volume declined 3% in the quarter, we outperformed the rest of the industry in both volume and value share, as we leveraged our occasion-brand-price-package-channel (OBPPC) strategy to provide increased consumer choice along with preferred price points. Still beverage volume grew 4% in the quarter, with balanced growth and volume and value share gains across every still beverage category, making this the 15th consecutive quarter that our still beverage portfolio has either maintained or gained both volume and value share. Powerade delivered high single-digit growth in the quarter, gaining both volume and value share, with growth coming from both the base business and new Powerade Zero Drops.

•
Fourth quarter reported operating income was even. Comparable currency neutral operating income declined 12% in the quarter, reflecting softer volume trends, especially in sparkling beverages, and the timing of certain operating expenses. Full-year reported operating income decreased 6% with comparable currency neutral operating income down 3%, reflecting a challenging external environment and the impact of product and package mix.

Pacific

•
Our Pacific Group's volume grew 4% in the quarter, representing a sequential improvement versus the third quarter year-to-date results. Growth was broad based with 8% growth in India, 5% growth in China and 3% growth in Japan. Sparkling beverage volume growth was up low single digits in the quarter, led by brand Coca-Cola and Sprite, both up 2%. Still beverage volume grew high single digits in the quarter, with double-digit growth in packaged water and mid single-digit growth in teas and juices and juice drinks.

•
Reported operating income increased 7% in the quarter and comparable currency neutral operating income increased 16% in the quarter, reflecting volume growth, a shift in product and channel mix within certain markets, productivity initiatives and the tight control and timing of expenses. Reported operating income decreased 2% for the full year while comparable currency neutral operating income increased 6% for the full year, reflecting volume growth and the tight control of expenses.

Bottling Investments

•
Our Bottling Investments Group's (BIG) volume grew 7% in the quarter on a comparable basis, led by Germany, China and India, after adjusting for the net impact of structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013. BIG volume, including the impact of structural changes, was down 29% in the quarter and down 17% for the full year.

•
Reported operating loss in the quarter increased $43 million, primarily reflecting the deconsolidation of Company-owned bottling operations. Comparable currency neutral operating income decreased 60% in the quarter due to the structural changes referenced above, but was partially offset by improved performance in a number of our markets and the benefit of an additional selling day in the quarter. Reported operating income for the full year declined 18%, and comparable currency neutral operating income was even for the full year, reflecting an increase in revenues resulting from volume growth and positive pricing in the majority of our markets, offset by the deconsolidation of Company-owned bottling operations in 2013.

FINANCIAL REVIEW
Summary of Fourth Quarter 2013 Financial Performance
Reported net revenues declined 4%. Excluding the impact of structural changes, comparable currency neutral net revenues grew 4% in the quarter, reflecting an increase in concentrate sales and positive price/mix. Structural changes that impacted net revenues were primarily the deconsolidation of bottling operations in the Philippines and Brazil.
Reported operating income decreased 4%, reflecting a 6% currency headwind, a 4% unfavorable impact due to the structural changes referenced above, as well as the effect of items impacting comparability. Excluding the impact of structural changes, comparable currency neutral operating income increased 6%. Items impacting comparability reduced fourth quarter 2013 operating income by $278 million and reduced fourth quarter 2012 operating income by $300 million.
Reported EPS was $0.38 and comparable EPS was $0.46. Items impacting comparability reduced fourth quarter 2013 reported EPS by a net $0.08 and reduced fourth quarter 2012 reported EPS by a net $0.04. Comparable currency neutral EPS was up 7% for the quarter.

Summary of Full-Year 2013 Financial Performance
Reported net revenues declined 2%. Excluding the impact of the structural changes referenced above, comparable currency neutral net revenues grew 3%. We achieved 1% global price/mix for the year, with positive pricing across key markets, leading to global NARTD value share growth for the 26th consecutive quarter.
Reported operating income decreased 5%, reflecting a 4% currency headwind, a 2% unfavorable impact due to the structural changes referenced above, as well as the effect of items impacting comparability. Excluding the impact of structural changes, comparable currency neutral operating income increased 6%, in line with our long-term target, reflecting volume growth, continued investments around the world in the health and strength of our brands and the efficient management of operating expenses. Items impacting comparability reduced 2013 operating income by $1,032 million and reduced 2012 operating income by $471 million.
Reported EPS was $1.90 and comparable EPS was $2.08. Items impacting comparability reduced 2013 reported EPS by a net $0.18 and reduced 2012 reported EPS by a net $0.04. Comparable currency neutral EPS was up 8% for the year.

Full-year cash from operations was $10,542 million, down 1%, primarily due to the unfavorable impact from currency exchange rates, an increase in tax payments and the deconsolidation of the Brazilian and Philippine bottling operations.
For the year, our dividend payout was $5.0 billion and our net share repurchases totaled $3.5 billion, at the high end of our stated outlook of $3.0 to $3.5 billion.

Effective Tax Rate
The reported effective tax rates for the quarter and full year were 23.3% and 24.8%, respectively. The underlying effective annual tax rate on operations in 2013 was 23.0%, and we expect it to be approximately the same for 2014. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

2014 Outlook
The bottling transactions completed in 2013 are anticipated to have an unfavorable 1% structural impact on both our full-year 2014 net revenues and operating income.
Currency exchange rates are expected to have an unfavorable impact on our reported results in 2014. Based on current spot rates, our existing hedge positions, and the cycling of our prior year rates, we estimate currency to be an approximate 7% headwind on our full-year operating income, and an approximate 10% headwind on first quarter operating income.
The underlying effective annual tax rate on operations in 2014 is currently expected to be approximately 23.0%.
In 2014, we are targeting net share repurchases of $2.5 to $3.0 billion.

Productivity Initiatives
In 2014, we are expanding our previously announced productivity and reinvestment program to drive an incremental $1 billion in productivity by 2016 that will be redirected primarily into increased media investments. This commitment is incremental to the productivity and reinvestment initiatives that we committed to delivering from 2012 through the end of 2015.
Productivity is a core pillar of our 2020 Vision and a priority of our Company as we design and implement the most effective and efficient business system. The primary components of the incremental productivity goal will consist of (i) expanded savings through global supply chain optimization as well as data and information technology system standardization, which will be reinvested in global brand-building initiatives with an emphasis on increased media spending, and (ii) improved effectiveness of our marketing investments by transforming our marketing and commercial model to redeploy into more consumer-facing marketing investments to generate the highest possible return and accelerate growth.

Items Impacting Comparability
For details on items impacting comparability in the quarter and for the full year, see the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

NOTES

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales for the fourth quarter, unless otherwise noted, and are computed on a reported basis for the full year. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
Fourth quarter 2013 financial results were impacted by one additional selling day, which partially offset the impact of two fewer selling days in first quarter 2013 results. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
In January 2012, the Company announced that Beverage Partners Worldwide (BPW), our joint venture with Nestlé in the ready-to-drink tea category, will focus its geographic scope primarily in Europe and Canada. The joint venture was phased out in all other territories by the end of 2012, and the Company's agreement to distribute products in the United States terminated at the end of 2012. We have eliminated the BPW and Nestlé licensed volume and associated concentrate sales for the year ended Dec. 31, 2012 in those countries impacted by these structural changes.

•
As previously announced, effective Jan. 1, 2013, the Company transferred our India and South West Asia business unit from the Eurasia and Africa operating segment to the Pacific operating segment. The countries included in our India and South West Asia business unit are Bangladesh, Bhutan, India, the Maldives, Nepal and Sri Lanka. This change in organizational structure did not impact the other geographic operating segments, Bottling Investments or Corporate. The reclassified historical operating segment data reflecting the change in organizational structure was disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission on March 21, 2013.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss full-year and fourth quarter 2013 results today, Feb. 18, 2014 at 9:30 a.m. EST. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format and a transcript of the call will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	December 31, 2013	December 31, 2012	% Change[1]
Net Operating Revenues	$11,040	$11,455	(4)
Cost of goods sold	4,315	4,628	(7)
Gross Profit	6,725	6,827	(2)
Selling, general and administrative expenses	4,319	4,430	(3)
Other operating charges	301	214	40
Operating Income	2,105	2,183	(4)
Interest income	153	126	22
Interest expense	149	95	56
Equity income (loss) — net	65	182	(64)
Other income (loss) — net	54	(19)	—
Income Before Income Taxes	2,228	2,377	(6)
Income taxes	520	487	7
Consolidated Net Income	1,708	1,890	(10)
Less: Net income (loss) attributable to noncontrolling interests	(2)	24	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,710	$1,866	(8)
Diluted Net Income Per Share[2]	$0.38	$0.41	(7)
Average Shares Outstanding — Diluted[2]	4,482	4,557

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended December 31, 2013 and 2012, basic net income per share was $0.39 for 2013 and $0.42 for 2012 based on average shares outstanding — basic of 4,410 for 2013 and 4,479 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Year Ended
	December 31, 2013	December 31, 2012	% Change[1]
Net Operating Revenues	$46,854	$48,017	(2)
Cost of goods sold	18,421	19,053	(3)
Gross Profit	28,433	28,964	(2)
Selling, general and administrative expenses	17,310	17,738	(2)
Other operating charges	895	447	100
Operating Income	10,228	10,779	(5)
Interest income	534	471	13
Interest expense	463	397	17
Equity income (loss) — net	602	819	(27)
Other income (loss) — net	576	137	321
Income Before Income Taxes	11,477	11,809	(3)
Income taxes	2,851	2,723	5
Consolidated Net Income	8,626	9,086	(5)
Less: Net income attributable to noncontrolling interests	42	67	(38)
Net Income Attributable to Shareowners of The Coca-Cola Company	$8,584	$9,019	(5)
Diluted Net Income Per Share[2]	$1.90	$1.97	(3)
Average Shares Outstanding — Diluted[2]	4,509	4,584

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the years ended December 31, 2013 and 2012, basic net income per share was $1.94 for 2013 and $2.00 for 2012 based on average shares outstanding — basic of 4,434 for 2013 and 4,504 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$10,414	$8,442
Short-term investments	6,707	5,017
Total Cash, Cash Equivalents and Short-Term Investments	17,121	13,459
Marketable securities	3,147	3,092
Trade accounts receivable, less allowances of $61 and $53, respectively	4,873	4,759
Inventories	3,277	3,264
Prepaid expenses and other assets	2,886	2,781
Assets held for sale	—	2,973
Total Current Assets	31,304	30,328
Equity Method Investments	10,393	9,216
Other Investments, Principally Bottling Companies	1,119	1,232
Other Assets	4,661	3,585
Property, Plant and Equipment — net	14,967	14,476
Trademarks With Indefinite Lives	6,744	6,527
Bottlers' Franchise Rights With Indefinite Lives	7,415	7,405
Goodwill	12,312	12,255
Other Intangible Assets	1,140	1,150
Total Assets	$90,055	$86,174

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,577	$8,680
Loans and notes payable	16,901	16,297
Current maturities of long-term debt	1,024	1,577
Accrued income taxes	309	471
Liabilities held for sale	—	796
Total Current Liabilities	27,811	27,821
Long-Term Debt	19,154	14,736
Other Liabilities	3,498	5,468
Deferred Income Taxes	6,152	4,981
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	12,276	11,379
Reinvested earnings	61,660	58,045
Accumulated other comprehensive income (loss)	(3,432)	(3,385)
Treasury stock, at cost — 2,638 and 2,571 shares, respectively	(39,091)	(35,009)
Equity Attributable to Shareowners of The Coca-Cola Company	33,173	32,790
Equity Attributable to Noncontrolling Interests	267	378
Total Equity	33,440	33,168
Total Liabilities and Equity	$90,055	$86,174

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended
	December 31, 2013	December 31, 2012
Operating Activities
Consolidated net income	$8,626	$9,086
Depreciation and amortization	1,977	1,982
Stock-based compensation expense	227	259
Deferred income taxes	648	632
Equity (income) loss — net of dividends	(201)	(426)
Foreign currency adjustments	168	(130)
Significant (gains) losses on sales of assets — net	(670)	(98)
Other operating charges	465	166
Other items	234	254
Net change in operating assets and liabilities	(932)	(1,080)
Net cash provided by operating activities	10,542	10,645
Investing Activities
Purchases of investments	(14,782)	(14,824)
Proceeds from disposals of investments	12,791	7,791
Acquisitions of businesses, equity method investments and nonmarketable securities	(353)	(1,486)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	872	20
Purchases of property, plant and equipment	(2,550)	(2,780)
Proceeds from disposals of property, plant and equipment	111	143
Other investing activities	(303)	(268)
Net cash provided by (used in) investing activities	(4,214)	(11,404)
Financing Activities
Issuances of debt	43,425	42,791
Payments of debt	(38,714)	(38,573)
Issuances of stock	1,328	1,489
Purchases of stock for treasury	(4,832)	(4,559)
Dividends	(4,969)	(4,595)
Other financing activities	17	100
Net cash provided by (used in) financing activities	(3,745)	(3,347)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(611)	(255)
Cash and Cash Equivalents
Net increase (decrease) during the year	1,972	(4,361)
Balance at beginning of year	8,442	12,803
Balance at end of year	$10,414	$8,442

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$660	$656	1	$242	$272	(11)	$241	$280	(14)
Europe	1,269	1,143	11	598	670	(11)	605	675	(10)
Latin America	1,266	1,274	(1)	699	715	(2)	707	718	(2)
North America	5,271	5,292	—	557	558	—	555	558	—
Pacific	1,253	1,387	(10)	454	427	7	452	435	4
Bottling Investments	1,568	2,087	(25)	(71)	(29)	(153)	2	154	(98)
Corporate	30	19	64	(374)	(430)	13	(334)	(443)	25
Eliminations	(277)	(403)	31	—	—	—	—	—	—
Consolidated	$11,040	$11,455	(4)	$2,105	$2,183	(4)	$2,228	$2,377	(6)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended December 31, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $169 million for Europe, $22 million for Latin America, $3 million for North America, $66 million for Pacific and $17 million for Bottling Investments.

•
Operating income (loss) and income (loss) before taxes were reduced by $50 million for Europe, $92 million for North America, $10 million for Pacific, $108 million for Bottling Investments and $24 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•	Operating income (loss) and income (loss) before income taxes were reduced by $5 million for Corporate due to impairment charges recorded on certain of the Company's intangible assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $11 million for Pacific due to a charge associated with certain of the Company's fixed assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•
Income (loss) before income taxes was reduced by a net $134 million for Bottling Investments due to the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $30 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended (continued)
During the three months ended December 31, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $154 million for Europe, $95 million for Latin America, $2 million for North America, $130 million for Pacific and $22 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Europe, $70 million for North America, $2 million for Pacific, $119 million for Bottling Investments and $20 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Europe due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for North America due to the refinement of previously established accruals related to the Company's integration of Coca-Cola Enterprises' ("CCE") former North America business.

•	Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for Corporate due to the elimination of the Company's proportionate share of gross profit in inventory on sales to Embotelladora Andina S.A. ("Andina") following its merger with Embotelladoras Coca-Cola Polar S.A. ("Polar"). Subsequent to this transaction, the Company has an ownership interest in Andina that we account for under the equity method of accounting.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for Corporate due to a net gain on the sale of land held by one of the Company's consolidated bottling operations, partially offset by transaction costs associated with the Company's acquisition of an equity ownership interest in Mikuni Coca-Cola Bottling Co., Ltd. ("Mikuni"), a bottling partner with operations in Japan.

•	Income (loss) before income taxes was increased by $185 million for Corporate due to the gain the Company recognized as a result of the merger of Andina and Polar.

•
Income (loss) before income taxes was reduced by $108 million for Corporate due to the loss the Company recognized on the sale of a majority ownership interest in our Philippine bottling operations to Coca-Cola FEMSA S.A.B. de C.V. ("Coca-Cola FEMSA"), which was completed in January 2013. As of December 31, 2012, the assets and liabilities associated with our Philippine bottling operations were classified as held for sale in our consolidated balance sheets.

•
Income (loss) before income taxes was reduced by $82 million for Corporate due to the Company acquiring an ownership interest in Mikuni for which we paid a premium over the publicly traded market price. This premium was expensed on the acquisition date.

•
Income (loss) before income taxes was reduced by $25 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $16 million for Corporate due to other-than-temporary declines in the fair values of certain cost method investments.

•
Income (loss) before income taxes was reduced by $1 million for Europe and was increased by $1 million for Eurasia and Africa, $1 million for Latin America, $1 million for North America and $1 million for Pacific due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category.

•	Income (loss) before income taxes was reduced by $5 million for Corporate due to charges associated with the Company's indemnification of a previously consolidated entity.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)	December 31, 2013	December 31, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$2,763	$2,697	2	$1,087	$1,078	1	$1,109	$1,101	1
Europe	5,334	5,123	4	2,859	2,960	(3)	2,923	3,015	(3)
Latin America	4,939	4,831	2	2,908	2,879	1	2,920	2,882	1
North America	21,590	21,680	—	2,432	2,597	(6)	2,434	2,624	(7)
Pacific	5,869	6,308	(7)	2,478	2,516	(2)	2,494	2,523	(1)
Bottling Investments	7,676	8,895	(14)	115	140	(18)	679	904	(25)
Corporate	154	127	22	(1,651)	(1,391)	(19)	(1,082)	(1,240)	13
Eliminations	(1,471)	(1,644)	10	—	—	—	—	—	—
Consolidated	$46,854	$48,017	(2)	$10,228	$10,779	(5)	$11,477	$11,809	(3)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the year ended December 31, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $689 million for Europe, $191 million for Latin America, $16 million for North America, $497 million for Pacific and $78 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $57 million for Europe, $282 million for North America, $26 million for Pacific, $194 million for Bottling Investments and $121 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $2 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives.

•	Operating income (loss) and income (loss) before income taxes were reduced by $195 million for Corporate due to impairment charges recorded on certain of the Company's intangible assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $22 million for Pacific due to charges associated with certain of the Company's fixed assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $8 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•
Income (loss) before income taxes was increased by $615 million for Corporate due to a gain the Company recognized on the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•
Income (loss) before income taxes was reduced by a net $114 million for Corporate due to the merger of four of the Company's Japanese bottling partners in which we held equity method investments prior to their merger.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was reduced by a net $159 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Year Ended (continued)

•
Income (loss) before income taxes was reduced by $53 million for Corporate due to charges the Company recognized on the early extinguishment of certain long-term debt. These charges include both the difference between the reacquisition price and the net carrying amount of the debt extinguished as well as hedge accounting adjustments reclassified from accumulated comprehensive income to earnings.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to an adjustment to the Company's loss on the sale of a controlling ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA.

During the year ended December 31, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $642 million for Europe, $271 million for Latin America, $15 million for North America, $628 million for Pacific and $88 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Europe, $227 million for North America, $3 million for Pacific, $164 million for Bottling Investments and $38 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $4 million for Europe, $1 million for Pacific and $5 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $6 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $21 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012.

•	Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for Corporate due to the elimination of the Company's proportionate share of gross profit in inventory on sales to Andina following its merger with Polar. Subsequent to this transaction, the Company has an ownership interest in Andina that we account for under the equity method of accounting.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for Corporate due to a gain on the sale of land held by one of the Company's consolidated bottling operations, partially offset by transaction costs associated with the Company's acquisition of an equity ownership interest in Mikuni, a bottling partner with operations in Japan.

•	Income (loss) before income taxes was increased by $185 million for Corporate due to the gain the Company recognized as a result of the merger of Andina and Polar.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment.

•
Income (loss) before income taxes was reduced by $108 million for Corporate due to the loss the Company recognized on the pending sale of a majority ownership interest in our Philippine bottling operations to Coca-Cola FEMSA, which was completed in January 2013. As of December 31, 2012, the assets and liabilities associated with our Philippine bottling operations were classified as held for sale in our consolidated balance sheets.

•
Income (loss) before income taxes was reduced by $82 million for Corporate due to the Company acquiring an ownership interest in Mikuni for which we paid a premium over the publicly traded market price. This premium was expensed on the acquisition date.

•
Income (loss) before income taxes was increased by $8 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $16 million for Corporate due to other-than-temporary declines in the fair values of certain cost method investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Year Ended (continued)

•
Income (loss) before income taxes was reduced by $1 million for Eurasia and Africa, $4 million for Europe, $2 million for Latin America and $4 million for Pacific due to changes in the structure of BPW, our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

•	Income (loss) before income taxes was reduced by $5 million for Corporate due to charges associated with the Company's indemnification of a previously consolidated entity.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Asset Impairments
During the three months and year ended December 31, 2013, the Company recorded charges of $5 million and $195 million, respectively, related to certain intangible assets. The charges of $195 million included $113 million related to the impairment of trademarks recorded in our Bottling Investments and Pacific operating segments. These impairments were primarily due to a strategic decision to phase out certain local-market value brands which resulted in a change in the expected useful life of the intangible assets. The charges were determined by comparing the fair value of the trademarks, derived using discounted cash flow analyses, to the current carrying value. Additionally, the remaining charge of $82 million was related to goodwill recorded in our Bottling Investments operating segment. This charge was primarily the result of management's revised outlook on market conditions and volume performance. The total impairment charges of $195 million were recorded in our Corporate operating segment.
During the three months and year ended December 31, 2012, the Company recorded charges of $16 million due to other-than-temporary declines in the fair values of certain cost method investments.
Restructuring
During the three months and year ended December 31, 2013, the Company recorded charges of $102 million and $188 million, respectively. The Company recorded charges of $119 million and $163 million during the three months and year ended December 31, 2012, respectively. These charges were related to the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of the Company's productivity and reinvestment program.
Productivity and Reinvestment
During the three months and year ended December 31, 2013, the Company recorded charges of $182 million and $494 million, respectively. The Company recorded charges of $93 million and $270 million during the three months and year ended December 31, 2012, respectively. These charges were related to our productivity and reinvestment program. This program is designed to further enable our efforts to strengthen our brands and reinvest our resources to drive long-term growth. The first component of this program is a global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and information technology systems standardization.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity and Reinvestment (continued)
The second component of our productivity and reinvestment program involves an integration initiative in North America related to our acquisition of Coca-Cola Enterprises Inc.'s ("CCE") former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply operations, which will better enable us to serve our customers and consumers.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 million to $650 million. In February 2014, we announced the expansion of this program to drive an incremental $1 billion in productivity by 2016 that will be redirected primarily into increased media investments.
Productivity Initiatives
During the year ended December 31, 2013, the Company reversed charges of $2 million. During the three months and year ended December 31, 2012, the Company reversed charges of $1 million and $10 million, respectively. These reversals were related to previously established accruals associated with our 2008-2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs.
Equity Investees
During the three months and year ended December 31, 2013, the Company recorded net charges of $134 million and $159 million, respectively. During the three months and year ended December 31, 2012, the Company recorded net charges of $25 million and net gains of $8 million, respectively. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
CCE Transaction
During the year ended December 31, 2013, the Company reversed charges of $2 million. During the three months and year ended December 31, 2012, the Company reversed charges of $1 million and $6 million, respectively. These reversals were related to previously established accruals associated with the Company's integration of CCE's former North America business.
Transaction Gains/Losses
During the year ended December 31, 2013, the Company recorded a gain of $615 million related to the deconsolidation of our Brazilian bottling operations upon their combination with an independent bottler. Subsequent to this transaction, the Company accounts for our investment in the newly combined Brazilian bottling operations under the equity method of accounting.
During the year ended December 31, 2013, the Company recorded a net loss of $114 million related to our investment in the four bottling partners that merged in July 2013 to form Coca-Cola East Japan Bottling Company, Ltd. ("CCEJ"), through a share exchange.
As a result of the transactions described above in Brazil and Japan, the Company recorded a charge of $60 million during the year ended December 31, 2013. This charge was due to the deferral of the revenue and corresponding gross profit associated with the intercompany portion of our concentrate sales to CCEJ and the newly combined Brazilian bottling operations until the finished beverage products made from those concentrates are sold to a third party.
During the year ended December 31, 2013 the Company recorded a gain of $139 million. During the three months and year ended December 31, 2012, the Company recorded a gain of $92 million. These gains were recognized as a result of Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA") issuing additional shares of its own stock during the period at a per share amount greater than the carrying amount of the Company's per share investment. Accordingly, the Company is required to treat these types of transactions as if the Company sold a proportionate share of its investment in the equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains/Losses (continued)
In addition to the items above, during the three months and year ended December 31, 2013, the Company recorded charges of $1 million and $8 million, respectively, due to transaction costs associated with certain of our bottling partners. During the year ended December 31, 2013, the Company recorded a benefit of $1 million due to an adjustment to the Company's loss on the sale of a majority ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA in January 2013.
During the three months and year ended December 31, 2012, the Company recorded a gain of $185 million due to the merger of Embotelladora Andina S.A. ("Andina") and Embotelladoras Coca-Cola Polar S.A. ("Polar"), two Latin American bottling partners, with Andina being the acquiring company. The merger of the two companies was a noncash transaction that resulted in Polar shareholders exchanging their existing Polar shares for newly issued shares of Andina at a specified exchange rate. Prior to the merger, the Company held an investment in Andina that was classified as an available-for-sale security, and we also held an investment in Polar that was accounted for under the equity method of accounting. Subsequent to this transaction, the Company holds an investment in Andina that we account for under the equity method of accounting. In addition, the Company recorded a charge of $6 million during the three months and year ended December 31, 2012, due to the elimination of our proportionate share of gross profit in inventory on sales to Andina as a result of the merger.
On December 13, 2012, the Company and Coca-Cola FEMSA executed a share purchase agreement for the sale of a majority ownership interest in our consolidated Philippine bottling operations. This transaction was completed in January 2013. As a result of this agreement, the Company was required to classify our Philippine bottling operations as held for sale, and we recognized a loss of $108 million during the three months and year ended December 31, 2012, based on the agreed upon sale price and related transaction costs.
During the three months and year ended December 31, 2012, the Company recorded a charge of $82 million due to the acquisition of an ownership interest in Mikuni Coca-Cola Bottling Co., Ltd. ("Mikuni") for which we paid a premium over the publicly traded market price. Although the Company paid this premium to obtain specific rights that have an economic and strategic value to the Company, they do not qualify as an asset and were therefore expensed on the acquisition date. The Company accounted for our investment in Mikuni under the equity method of accounting prior to the merger of the four Japanese bottling partners into CCEJ discussed above.
During the three months and year ended December 31, 2012, the Company recognized a net gain of $4 million due to the sale of land held by one of the Company's consolidated bottling operations.
During the three months and year ended December 31, 2012, the Company recorded a charge of $5 million associated with our indemnification of a previously consolidated entity. The impact of this charge effectively reduced the gain the Company recognized when we initially sold the entity.
Certain Tax Matters
During the three months and year ended December 31, 2013, the Company recorded a net tax benefit of $15 million and $35 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
During the three months and year ended December 31, 2012, the Company recorded a net tax benefit of $124 million and $150 million, respectively. This benefit was primarily related to the reversal of certain valuation allowances, partially offset by amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey, and as a result the Company experienced lost sales in the impacted areas. In addition, during the three months and year ended December 31, 2012, we recorded charges of $6 million due to the loss or damage of certain fixed assets resulting from the hurricane. During the year ended December 31, 2013, the Company reversed charges of $3 million due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2013, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease of $23 million and an increase of $72 million, respectively, to our non-GAAP operating income. During the three months and year ended December 31, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase to our non-GAAP operating income of $82 million and $5 million, respectively.
Early Extinguishment of Long-Term Debt
During the three months and year ended December 31, 2013, the Company recorded charges of $30 million and $53 million, respectively, due to the early extinguishment of certain long-term debt.
Hyperinflationary Economies
During the year ended December 31, 2013, the Company recorded a charge of $149 million related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.
Fixed Assets
During the three months and year ended December 31, 2013, the Company recorded charges of $11 million and $22 million, respectively, associated with certain of the Company's fixed assets.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the three months ended December 31, 2012, the Company reversed charges of $3 million related to previously established accruals associated with changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category. During the year ended December 31, 2012, the Company recorded net charges of $11 million due to these BPW changes. In addition, as a result of our current U.S. license agreement with Nestlé terminating at the end of 2012, the Company recorded charges of $20 million during the year ended December 31, 2012.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the year ended December 31, 2012, the Company incurred charges of $21 million related to these events, including the increased raw material costs.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,040	$4,315	$6,725	60.9%	$4,319	$301	$2,105	19.1%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(107)	107
Productivity & Reinvestment	—	—	—		—	(182)	182
Productivity Initiatives	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(1)	1
Certain Tax Matters	—	—	—		—	—	—
Other Items	(7)	13	(20)		3	(11)	(12)
After Considering Items (Non-GAAP)	$11,033	$4,328	$6,705	60.8%	$4,322	$—	$2,383	21.6%

	Three Months Ended December 31, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,455	$4,628	$6,827	59.6%	$4,430	$214	$2,183	19.1%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(119)	119
Productivity & Reinvestment	—	—	—		—	(93)	93
Productivity Initiatives	—	—	—		—	1	(1)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	1	(1)
Transaction Gains/Losses	6	—	6		—	3	3
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	(70)	74		(6)	(7)	87
After Considering Items (Non-GAAP)	$11,465	$4,558	$6,907	60.2%	$4,424	$—	$2,483	21.7%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(4)	(7)	(2)		(3)	40	(4)
% Currency Impact	(2)	(2)	(3)		(2)	—	(6)
% Change — Currency Neutral Reported	(1)	(5)	2		(1)	—	2
% Structural Impact	(5)	(6)	(4)		(4)	—	(4)
% Change — Currency Neutral Reported and Adjusted for Structural Items	4	1	6		3	—	7

% Change — After Considering Items (Non-GAAP)	(4)	(5)	(3)		(2)	—	(4)
% Currency Impact After Considering Items (Non-GAAP)	(2)	(2)	(3)		(2)	—	(6)
% Change — Currency Neutral After Considering Items (Non-GAAP)	(1)	(3)	—		—	—	1
% Structural Impact After Considering Items (Non-GAAP)	(5)	(6)	(4)		(4)	—	(4)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	4	3	4		3	—	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$149	$65	$54	$2,228	$520	23.3%	$(2)	$1,710	$0.38
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	107	—		—	107	0.02
Productivity & Reinvestment	—	—	—	182	60		—	122	0.03
Productivity Initiatives	—	—	—	—	1		—	(1)	—
Equity Investees	—	134	—	134	12		—	122	0.03
CCE Transaction	—	—	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—	1	—		—	1	—
Certain Tax Matters	—	—	—	—	15		—	(15)	—
Other Items	(30)	—	—	18	7		—	11	—
After Considering Items (Non-GAAP)	$119	$199	$54	$2,670	$615	23.0%	$(2)	$2,057	$0.46

	Three Months Ended December 31, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$95	$182	$(19)	$2,377	$487	20.4%	$24	$1,866	$0.41
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	16	135	—		—	135	0.03
Productivity & Reinvestment	—	—	—	93	35		—	58	0.01
Productivity Initiatives	—	—	—	(1)	—		—	(1)	—
Equity Investees	—	25	—	25	4		—	21	—
CCE Transaction	—	—	—	(1)	—		—	(1)	—
Transaction Gains/Losses	—	—	10	13	(28)		—	41	0.01
Certain Tax Matters	—	—	—	—	124		—	(124)	(0.03)
Other Items	—	(3)	—	84	32		—	52	0.01
After Considering Items (Non-GAAP)	$95	$204	$7	$2,725	$654	24.0%	$24	$2,047	$0.45

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	56	(64)	—	(6)	7		—	(8)	(7)
% Change — After Considering Items (Non-GAAP)	24	(2)	612	(2)	(6)		—	—	2

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,482 million average shares outstanding — diluted

[2]	4,557 million average shares outstanding — diluted
Diluted net income per share growth after considering items impacting comparability for the three months ended December 31, 2013, included an unfavorable currency impact of approximately 5%. Currency neutral diluted net income per share growth after considering items impacting comparability for the three months ended December 31, 2013, is approximately 7%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$46,854	$18,421	$28,433	60.7%	$17,310	$895	$10,228	21.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(383)	383
Productivity & Reinvestment	—	—	—		—	(494)	494
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	2	(2)
Transaction Gains/Losses	78	18	60		(5)	(3)	68
Certain Tax Matters	—	—	—		—	—	—
Other Items	3	(68)	71		(1)	(19)	91
After Considering Items (Non-GAAP)	$46,935	$18,371	$28,564	60.9%	$17,304	$—	$11,260	24.0%

	Year Ended December 31, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$48,017	$19,053	$28,964	60.3%	$17,738	$447	$10,779	22.4%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(163)	163
Productivity & Reinvestment	—	—	—		—	(270)	270
Productivity Initiatives	—	—	—		—	10	(10)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	6	(6)
Transaction Gains/Losses	6	—	6		—	3	3
Certain Tax Matters	—	—	—		—	—	—
Other Items	9	(20)	29		11	(33)	51
After Considering Items (Non-GAAP)	$48,032	$19,033	$28,999	60.4%	$17,749	$—	$11,250	23.4%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(2)	(3)	(2)		(2)	100	(5)
% Currency Impact	(2)	(2)	(2)		(1)	—	(4)
% Change — Currency Neutral Reported	—	(2)	—		(1)	—	(1)
% Structural Impact	(3)	(4)	(2)		(2)	—	(2)
% Change — Currency Neutral Reported and Adjusted for Structural Items	3	3	3		1	—	1

% Change — After Considering Items (Non-GAAP)	(2)	(3)	(2)		(3)	—	—
% Currency Impact After Considering Items (Non-GAAP)	(2)	(2)	(2)		(1)	—	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	—	(2)	1		(1)	—	4
% Structural Impact After Considering Items (Non-GAAP)	(3)	(4)	(2)		(2)	—	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	3	2	3		1	—	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$463	$602	$576	$11,477	$2,851	24.8%	$42	$8,584	$1.90
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	383	—		—	383	0.08
Productivity & Reinvestment	—	—	—	494	175		—	319	0.07
Productivity Initiatives	—	—	—	(2)	—		—	(2)	—
Equity Investees	—	159	—	159	7		—	152	0.03
CCE Transaction	—	—	—	(2)	(1)		—	(1)	—
Transaction Gains/Losses	—	—	(641)	(573)	(307)		—	(266)	(0.06)
Certain Tax Matters	—	—	—	—	35		—	(35)	(0.01)
Other Items	(53)	9	140	293	53		—	240	0.05
After Considering Items (Non-GAAP)	$410	$770	$75	$12,229	$2,813	23.0%	$42	$9,374	$2.08

	Year Ended December 31, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$397	$819	$137	$11,809	$2,723	23.1%	$67	$9,019	$1.97
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	16	179	—		—	179	0.04
Productivity & Reinvestment	—	—	—	270	100		—	170	0.04
Productivity Initiatives	—	—	—	(10)	(3)		—	(7)	—
Equity Investees	—	(8)	—	(8)	2		—	(10)	—
CCE Transaction	—	—	—	(6)	(2)		—	(4)	—
Transaction Gains/Losses	—	—	(82)	(79)	(61)		—	(18)	—
Certain Tax Matters	—	—	—	—	150		—	(150)	(0.03)
Other Items	—	11	—	62	23		1	38	0.01
After Considering Items (Non-GAAP)	$397	$822	$71	$12,217	$2,932	24.0%	$68	$9,217	$2.01

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	17	(27)	321	(3)	5		(38)	(5)	(3)
% Change — After Considering Items (Non-GAAP)	3	(6)	6	—	(4)		(38)	2	3

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,509 million average shares outstanding — diluted

[2]	4,584 million average shares outstanding — diluted
Diluted net income per share growth after considering items impacting comparability for the year ended December 31, 2013, included an unfavorable currency impact of approximately 4%. Currency neutral diluted net income per share growth after considering items impacting comparability for the year ended December 31, 2013, is approximately 8%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended December 31, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$242	$598	$699	$557	$454	$(71)	$(374)	$2,105
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	102	5	107
Productivity & Reinvestment	—	50	—	92	10	6	24	182
Productivity Initiatives	—	—	—	—	—	—	—	—
CCE Transaction	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	1	1
Other Items	—	—	—	(19)	11	—	(4)	(12)
After Considering Items (Non-GAAP)	$242	$648	$699	$630	$475	$37	$(348)	$2,383

	Three Months Ended December 31, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$272	$670	$715	$558	$427	$(29)	$(430)	$2,183
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	119	—	119
Productivity & Reinvestment	—	1	—	70	2	—	20	93
Productivity Initiatives	—	(1)	—	—	—	—	—	(1)
CCE Transaction	—	—	—	(1)	—	—	—	(1)
Transaction Gains/Losses	—	—	—	—	—	—	3	3
Other Items	—	—	—	86	(1)	—	2	87
After Considering Items (Non-GAAP)	$272	$670	$715	$713	$428	$90	$(405)	$2,483

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(11)	(11)	(2)	—	7	(153)	13	(4)
% Currency Impact	(8)	2	(16)	—	(4)	(16)	2	(6)
% Change — Currency Neutral Reported	(3)	(13)	13	—	11	(137)	11	2

% Change — After Considering Items (Non-GAAP)	(11)	(3)	(2)	(12)	11	(59)	14	(4)
% Currency Impact After Considering Items (Non-GAAP)	(8)	2	(16)	—	(5)	1	1	(6)
% Change — Currency Neutral After Considering Items (Non-GAAP)	(2)	(6)	13	(12)	16	(60)	13	1

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Year Ended December 31, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,087	$2,859	$2,908	$2,432	$2,478	$115	$(1,651)	$10,228
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	188	195	383
Productivity & Reinvestment	2	57	—	282	26	6	121	494
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
CCE Transaction	—	—	—	(2)	—	—	—	(2)
Transaction Gains/Losses	—	—	5	—	55	—	8	68
Other Items	—	—	—	66	22	(1)	4	91
After Considering Items (Non-GAAP)	$1,089	$2,916	$2,913	$2,778	$2,580	$308	$(1,324)	$11,260

	Year Ended December 31, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,078	$2,960	$2,879	$2,597	$2,516	$140	$(1,391)	$10,779
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	164	—	163
Productivity & Reinvestment	1	1	—	227	3	—	38	270
Productivity Initiatives	—	(4)	—	—	(1)	—	(5)	(10)
CCE Transaction	—	—	—	(6)	—	—	—	(6)
Transaction Gains/Losses	—	—	—	—	—	—	3	3
Other Items	—	—	—	38	(1)	6	8	51
After Considering Items (Non-GAAP)	$1,078	$2,957	$2,879	$2,856	$2,517	$310	$(1,347)	$11,250

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	1	(3)	1	(6)	(2)	(18)	(19)	(5)
% Currency Impact	(8)	—	(10)	—	(2)	(8)	2	(4)
% Change — Currency Neutral Reported	9	(3)	11	(6)	1	(11)	(20)	(1)

% Change — After Considering Items (Non-GAAP)	1	(1)	1	(3)	2	(1)	2	—
% Currency Impact After Considering Items (Non-GAAP)	(8)	—	(10)	—	(3)	(1)	1	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	9	(1)	12	(3)	6	—	—	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended December 31, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(4)	(2)	(2)
% Change — Currency Neutral Reported	2	2	1
% Change — Currency Neutral Reported and Adjusted for Structural Items	7	6	1

% Change — After Considering Items (Non-GAAP)	(4)	(3)	(1)
% Change — Currency Neutral After Considering Items (Non-GAAP)	1	—	1
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	4	2

	Year Ended December 31, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(5)	(2)	(3)
% Change — Currency Neutral Reported	(1)	—	(1)
% Change — Currency Neutral Reported and Adjusted for Structural Items	1	3	(2)

% Change — After Considering Items (Non-GAAP)	—	(2)	2
% Change — Currency Neutral After Considering Items (Non-GAAP)	4	1	3
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	3	3

Note:	Certain rows may not add due to rounding.
1 Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Reported (GAAP)
Issuances of Stock	$1,328	$1,489
Purchases of Stock for Treasury	(4,832)	(4,559)
Net Change in Stock Issuance Receivables[1]	—	8
Net Change in Treasury Stock Payables[2]	(5)	(1)
Net Treasury Share Repurchases (Non-GAAP)	$(3,509)	$(3,063)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the year.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the year.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our Company's portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca‑colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at
www.linkedin.com/company/the-coca-cola-company.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; water scarcity and poor quality; changes in the nonalcoholic beverage business environment and retail landscape; increased competition; increased demand for food products and decreased agricultural productivity as a result of changing weather patterns; consolidation in the retail channel or the loss of key retail or foodservice customers; an inability to expand operations in developing and emerging markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from product safety or quality, human and workplace rights, obesity or other issues, even if unwarranted; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term goals; continuing uncertainty in the global credit markets; one or more of our counterparty financial institutions default on their obligations to us or fail; an inability to realize additional benefits targeted by our productivity and reinvestment program; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges, including charges by equity method investees; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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